Staktek Announces Appointment of Kevin Hegarty

to its Board of Directors

University of Texas Vice President and Chief Financial Officer

Brings Multidimensional Experience to Board

AUSTIN, Texas -- Feb. 21, 2006 - Staktek Holdings, Inc. (NASDAQ: STAK), a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems, today announced the appointment of Kevin Hegarty, vice president and chief financial officer (CFO) of The University of Texas at Austin, to its board of directors. Hegarty fills the board seat vacated in December when Morton L. Topfer retired after serving as a Staktek director since November 2003.

Hegarty brings more than 25 years of strategic and financial business expertise to Staktek. As vice president and CFO for The University of Texas at Austin, he is responsible for the financial integrity of the University, managing its accounting, finance, payroll, business contracts, real estate and procurement operations and an annual operating budget of $1.7 billion.

"The breadth and depth of his experience provide a strong foundation for assisting us in fulfilling our corporate goals and objectives as we expand the company's reach," said Wayne R. Lieberman, Staktek's president and chief executive officer.

Prior to his role at The University of Texas, Hegarty served as vice president and CFO of Dell Financial Services, a $5 billion Dell joint venture with an annual financing volume of $3.0 billion. From 1997 to 2000, he served as vice president and corporate controller for Dell, Inc. Previously, Hegarty also held financial management and accounting posts with Associates First Capital, Trammell Crow Company and PricewaterhouseCoopers.

Staktek chairman of the board Joe Aragona commented, "We welcome Kevin Hegarty to our board of directors with full confidence that he will be a valuable addition to our team of advisors during an exciting time for Staktek. His vast financial background, as well as his experience in technology, are synergistic both with the company's current philosophies and with its strategic direction for the future."

Hegarty holds a master of professional accounting and a bachelor of business administration in accounting, both from The University of Texas. In addition, he is a certified public accountant and a member of the American Institute of Certified Public Accountants.

A committed contributor to local business and the Austin community in general, Hegarty currently serves on several boards of directors, including the Greater Austin Chamber of Commerce, Texas Exes Alumni Association, Town Lake Films L.P. and Burnt Orange Productions LLC. He formerly served on corporate, non-profit and university boards including Dupont Photomasks Inc., Ezenia! Inc., Special Camps for Special Kids, American Lung Association and Huston-Tillotson University. Hegarty was also an appointed participant for the City of Austin Economic Development Task Force 2003 and the Austin ISD Budget Task Forces 2003 and 2004.

About Staktek Holdings:

Staktek is a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems. Staktek's Performance, Value, FlashStak and High Performance Stakpak® memory solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technology. Staktek's ArctiCore is a new module technology using a double-sided, multi-layer flexible circuit folded around an aluminum core designed for superior thermal, mechanical and electrical performance. With an IP portfolio of more than 175 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates two world-class manufacturing locations in Austin and Reynosa, Mexico.